Item 77 I
The Pine Grove Alternative Institutional Fund ("Fund") registered a new class of shares of beneficial interest, Class A Shares, by a post-effective amendment to its registration statement, effective August 1, 2015. Class A Shares are subject to ales load of up to 3.0%, and Shareholder Servicing Fees up to 0.85%.